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EXHIBIT 10.1

DESCRIPTION OF SALARY AND BONUS PROGRAMS FOR EXECUTIVE OFFICERS FOR FISCAL YEAR 2006

Chairman of the Board, Chief Executive Officer and President
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         The base salary for Amrit K. Das, the Company's Chairman of the Board,
Chief Executive Officer and President, remains unchanged at $212,000 per year following the June 1, 2005 adjustments. In December 2003, Mr. Das had voluntarily agreed to reduce his annual salary by $100,000, from $312,000 to $212,000, effective April 2004. The $100,000 is to be used toward the expansion of the Company's engineering business process outsourcing (EBPO) services, which Mr. Das is managing from India. Every pay period, $3,846 is transferred into a separate bank account set aside specifically for EBPO service expenses. The Company anticipates that after its EBPO services reach annual targeted revenues, the Company may award Mr. Das in future periods all or any portion of the amount by which his salary was reduced.

         The bonus program approved for Mr. Das would permit a discretionary bonus of up to 30% of Mr. Das' $212,000 base salary based upon the Company's achievement of certain operating income targets and Mr. Das' contributions to profitability during fiscal year 2006.

Executive Vice President and Chief Operating Officer
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         The base salary for Santanu K. Das, the Company's Executive Vice
President and Chief Operating Officer, increased from $120,000 to $165,000 per year as a result of the June 1, 2005 adjustments. The bonus program approved for Mr. Das would permit a discretionary bonus of up to 50% of Mr. Das' base salary based upon the Company's achievement of certain operating income targets and Mr. Das' contributions to profitability during fiscal year 2006.

Chief Financial Officer
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         The base salary for Bruce K. Nelson, the Company's Chief Financial
Officer, increased from $107,000 to $127,000 per year as a result of the June 1, 2005 adjustments. The bonus program approved for Mr. Nelson would permit a discretionary bonus of up to 30% of Mr. Nelson's base salary based upon the Company's achievement of certain operating income targets and Mr. Nelson's contributions to profitability during fiscal year 2006.

Corporate Vice President, Chief Administrative Officer and Secretary
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         The base salary for Clara Young, the Company's Corporate Vice
President, Chief Administrative Officer and Secretary, increased from $111,000 to $123,000 per year as a result of the June 1, 2005 adjustments. In March 2004, Ms. Young had voluntarily agreed to reduce her annual salary by $6,000, from $117,000 to $111,000, effective April 2004. The bonus program approved for Ms. Young would permit a discretionary bonus of up to 30% of Ms. Young's base salary based upon the Company's achievement of certain operating income targets and Ms. Young's contributions to profitability during fiscal year 2006.